Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 24, 2018

Omaha, NE (BRK.A; BRK.B) –

We show below summary financial data for the fourth quarter and full year. However, we urge investors and reporters to carefully read our Annual Report, which has been posted on the Internet at www.berkshirehathaway.com. The limited information that follows in this press release is totally inadequate for making an informed investment judgment or for an evaluation of 2017 business performance. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter			Full Year
	2017		2016	2017		2016
Net earnings attributable to Berkshire shareholders	$32,551		$6,286	$44,940		$24,074

Net earnings includes:
Investment and derivative gains/losses	107		1,904	1,377		6,497	*
Earnings impact from the enactment of the 2017 Tax Act	29,106	**	—	29,106	**	—

Non-operating earnings	29,213		1,904	30,483		6,497
Operating earnings	3,338		4,382	14,457		17,577

Net earnings attributable to Berkshire shareholders	$32,551		$6,286	$44,940		$24,074

*	Includes after-tax gains of approximately $2.7 billion from the disposition of preferred stock in Wrigley and Kraft Heinz and conversion of preferred stock of Dow Chemical. Also includes after-tax gain of approximately $1.9 billion from the exchange of Procter & Gamble common stock for Duracell.

**	Attributable to a one-time net benefit from the enactment of the Tax Cuts and Jobs Act on December 22, 2017. The benefit primarily derives from a reduction of net deferred income tax liabilities that arose as a result of the reduction in the U.S. corporate income tax rate from 35% to 21%.

Net earnings per Class A equivalent share attributable to Berkshire shareholders	$19,790	$3,823	$27,326	$14,645

Average Class A equivalent shares outstanding	1,644,796	1,644,157	1,644,615	1,643,826
Book value per Class A equivalent share at December 31			$211,750	$172,108

Note: Per share amounts for the Class B shares are 1/1,500th those shown for the Class A.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2017	2016	2017	2016
Insurance-underwriting	$(491)	$548	$(2,219)	$1,370
Insurance-investment income	1,000	889	3,917	3,636
Railroad, utilities and energy businesses	1,224	1,425	6,042	5,856
Other businesses	1,894	1,553	7,543	7,058
Other	(289)	(33)	(826)	(343)

Operating earnings	$3,338	$4,382	$14,457	$17,577

Operating earnings for 2017 are net of pre-tax underwriting losses of approximately $3.0 billion ($1.95 billion after-tax) attributable to three major hurricanes in the U.S. and Puerto Rico and wildfires in California.

In the table on the prior page (which, as noted, reports after-tax results), we give investment and derivative gains/losses a line of their own because the amounts of these in any given quarter or year are often meaningless.

Berkshire’s gain in net worth during 2017 was $65.3 billion which increased per-share book value by 23% since yearend 2016 to $211,750 per Class A equivalent share ($141.17 per Class B equivalent share). Insurance float (the net liabilities we assume under insurance contracts) at December 31, 2017 was approximately $114 billion.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and the earnings impact from the enactment of the Tax Cuts and Jobs Act of 2017.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment income and investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, gains or losses can be created when certain types of investments are marked-to-market through earnings. In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400